Exhibit 4.4

SECURITIES SUBJECT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER FEDERAL, PROVINCIAL OR STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE OWNER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES, OR INTEREST THEREIN, MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR ANY OTHER APPLICABLE SECURITIES LAWS.

NOTE AND WARRANT PURCHASE AGREEMENT

Arcadia Biosciences, Inc., an Arizona corporation

4222 E Thomas Rd, Suite 245

Phoenix, AZ 85018

Ladies and Gentlemen:

1.                                      Subscription.

(a)                                 Mahyco International Pte Ltd., a company formed under the laws of Singapore (“Subscriber”), hereby subscribes to purchase from Arcadia Biosciences, Inc., an Arizona corporation (the “Company”), and the Company hereby agrees to sell to Subscriber, an unsecured US$5,000,000 Convertible Promissory Note in the form attached hereto as Exhibit A (the “Note”), and a Stock Purchase Warrant in the form attached hereto as Exhibit B (the “Warrant”) to purchase up to 302,665 shares (the “Warrant Shares”) of the Company’s common stock, no par value (“Common Stock”), all on the terms and subject to the conditions set forth in this Note and Warrant Purchase Agreement (the “Agreement”), for the aggregate purchase price of US$5,000,000.  The parties agree to allocate US$3,026.65 of such aggregate US$5,000,000 purchase price to the Warrant, subject each party’s right to adjust its own allocation to properly reflect advice from its auditor post-Closing.

(b)                                 Subscriber shall return two (2) executed, completed copies of this Agreement to the Company at its address set forth above, accompanied by Subscriber’s check or wire transfer in the full amount of the purchase price.  The Company’s wire transfer instructions are set forth on Schedule 1(b) attached hereto.

(c)                                  The Company shall hold a closing (the “Closing”) promptly after the Company receives the documents and payment contemplated by Section 1(b).  At the Closing, the Company shall issue to Subscriber the Note and the Warrant, each dated the date of Closing, and shall deliver to Subscriber a fully executed copy of this Agreement.

(d)                                 The Company strongly advises Subscriber to review the Company’s financial statements, business, properties and affairs before entering into this Agreement or subscribing for the Note and the Warrant.

2.                                      Conditions.  This subscription is made subject to the following terms and conditions:

(a)                                 The Company shall have executed and delivered this Agreement, and all the representations and warranties set forth herein shall have been true and correct when made and as of the date of the Closing.

(b)                                 Subscriber and its counsel shall have received a true and complete copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

This Agreement shall automatically terminate if the foregoing conditions are not satisfied and the Closing does not occur on or before October 31, 2013.

3.                                      Representations and Warranties of Subscriber.  As of the date of issuance to Subscriber of each of the Note, Conversion Shares, Warrant and Warrant Shares (collectively, the “Securities”), Subscriber hereby makes the following representations and warranties to the Company and Subscriber agrees to indemnify, hold harmless, and pay all judgments and claims against the Company from any liability or injury (including, but not limited to, that arising under federal or state securities laws in the United States, Singapore and any other jurisdiction applicable to Subscriber) incurred as a result of any misrepresentation by Subscriber herein or any covenants not performed by Subscriber.

(a)                                 Investor Representations.

(i)                                     Subscriber is the sole and true party-in-interest and is not purchasing for the benefit of any other person.

(ii)                                  Except as expressly set forth in this Agreement, no person or entity has made any representation or warranty with respect to any matter concerning the Company, and Subscriber is purchasing the Securities based solely upon its own investigation and evaluation.

(iii)                               Subscriber is not a U.S. Person as defined in Rule 902(k), promulgated under the Act.

(iv)                              Subscriber is aware that an investment in the Securities is highly speculative and subject to substantial risks.  Subscriber acknowledges that Subscriber is capable of bearing the high degree of economic risk and burdens of this investment, including, but not limited to, the possibility of the complete loss of the value of the investment and the limited transferability of the Securities, which may make the liquidation of this investment impossible for the indefinite future.

(v)                                 An affiliate of Subscriber has a pre-existing substantive relationship with the Company. In making an investment in the Securities, Subscriber has relied exclusively on information provided by the Company in writing.

(vi)                              The Securities are being purchased solely for Subscriber’s own account, for investment, and are not being purchased with a view to the resale, distribution, subdivision or fractionalization thereof, except pursuant to a registration statement qualified in the United States or pursuant to an available exemption from applicable federal and state securities laws in the United States, Singapore and any other jurisdiction applicable to any such resale or other transaction.

(vii)                           Subscriber is purchasing the Securities in an “offshore transaction” as defined in Rule 902(h), promulgated under the Act.

(b)                                 Organization, Qualification and Company Power.  Subscriber is a company duly formed, validly existing and in good standing under the laws of Singapore.  The Company has the company power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby.

(c)                                  Authorization; Validity.  Subscriber has full power and authority to enter into this Agreement and the transactions contemplated hereby.  This Agreement, when executed and delivered by Subscriber, will constitute valid and legally binding obligations of Subscriber, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                                 No Conflicts, Defaults, etc.  The execution, delivery and performance of this Agreement by Subscriber does not (i) conflict with or result in a violation of any of Subscriber’s charter documents, or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which Subscriber is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to Subscriber.

(e)                                  No Consents.  No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental authority, agency or regulatory body of the United States, any state thereof or any foreign jurisdiction is required on the part of Subscriber in connection with its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.                                      Restrictions on Transferability of Securities.  Subscriber understands that:

(a)                                 The Securities are “restricted securities” as defined in Rule 144, promulgated under the Act.  In addition to restrictions on resale required by Regulation S (described in clauses (b) through (e) below), the Securities will be subject to all additional restrictions which may be placed on Securities if they were sold to accredited investors who are “U.S. Persons” as defined in Rule 902(k) promulgated under the Act.

(b)                                 The Securities may not be offered or sold to a U.S. Person or for the account or benefit of a U.S. Person (other than a distributor) for a period of one year after their acquisition.

(c)                                  If Securities are offered or sold during the one-year restricted period, any offer or sale will be pursuant to the following conditions:

(i)                                     the purchaser of the Securities (other than a distributor) must certify that it is not a U.S. Person and it is not acquiring the Securities for the account or benefit of any U.S. Person, or is a U.S. Person who purchased securities in a transaction that did not require registration under the Act;

(ii)                                  the purchaser of the Securities (other than a distributor) must agree to resell the Securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and

(iii)                               Subscriber will provide a legal opinion from counsel reasonably acceptable to the Company that the transaction is exempt from registration under applicable U.S. securities laws.

(d)                                 Stop transfer instructions will apply which require the Company to refuse to register any transfer of the Securities not made in accordance with the provisions of Regulation S or other restrictions applicable to the Securities.  The Company may require the delivery of an opinion of counsel, certification and/or other information satisfactory to the Company prior to any offer, sale or transfer of the Securities.

(e)                                  Certificates evidencing the Securities shall bear the following, or a substantially similar, legend and such other legends as may be required by applicable securities laws:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”), or any other federal, provincial or state securities laws and neither such securities nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred unless (1) a registration statement with respect thereto is effective under the Act and any other applicable securities laws, or (2) the Company receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Act or any other applicable securities laws.”

(f)                                   Subscriber and the Company acknowledge that the representations, warranties and agreements made by them herein shall survive the execution and delivery of this Agreement.

5.                                      Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to Subscriber and the Company agrees to indemnify, hold harmless and pay all judgments and claims against Subscriber from any liability or injury (including, but not limited to, that arising under federal or state securities laws in the United States, Singapore and any other jurisdiction applicable to the Company) incurred as a result of any misrepresentation by the Company herein or any covenants not performed by the Company.

(a)                                 Organization, Qualifications and Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona.  The Company has the corporate power and authority to (A) execute, deliver and perform this Agreement, (B) issue, sell and deliver the Note and Warrant hereunder, (C) issue, sell and deliver the shares of capital stock issuable upon conversion of the Note (the “Conversion Shares”), and (D) issue, sell and deliver the Warrant Shares issuable upon exercise of the Warrant.

(b)                                 Authorization of Agreements.  The execution and delivery by the Company of this Agreement, the Note and the Warrant (collectively, the “Transaction Documents”), the performance by the Company of its obligations hereunder and thereunder, and the issuance, sale and delivery by the Company of the Securities, have been duly authorized by all requisite corporate action.  The Note and Warrant have been duly authorized by the Company and, when issued and delivered in accordance with this Agreement, will be validly issued and outstanding.  The Conversion Shares and Warrant Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Note in accordance with its terms and exercise of the Warrant in accordance with its terms, respectively, will be validly issued and outstanding, fully paid and non-assessable.

(c)                                  Validity.  The Transaction Documents have each been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms (subject to applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws from time to time in effect).

(d)                                 Subsidiaries.  Except for Anawah, Inc. (the “Subsidiary”) and as set forth on Schedule 5(d), the Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (b) control, directly or indirectly, any other business entity.  The Subsidiary has been duly incorporated, is validly existing as a corporation in good standing under the laws of Washington, has the corporate power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization.  All of the issued and outstanding capital stock of the Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or equity.

(e)                                  Charter Documents.  The Company has delivered to Subscriber complete and current copies of the Company’s Amended and Restated Articles of Incorporation, including all amendments thereto (the “Restated Articles”), and the Company’s bylaws (the “Bylaws” and, collectively with the Restated Articles, the “Charter Documents”).  The Company is not in violation or default of any provision of its Charter Documents.

(f)                                   Capitalization and Voting Rights.  The authorized capital of the Company consists of:

(i)                                     Preferred Stock.  100,000,000 shares of preferred stock, no par value (“Preferred Stock”), of which (i) 68,000,000 shares have been designated Series A Preferred Stock (“Series A Preferred Stock”), 67,063,127 of which are issued and outstanding, (ii) 17,000,000 shares have been designated Series B Preferred Stock (“Series B Preferred Stock”), 16,890,690 of which are issued and outstanding, and (iii) 9,586,346 shares have been designated Series C Preferred Stock (“Series C Preferred Stock”) (the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be referred to as the “Preferred Stock”), all of which are issued and outstanding.  The rights, privileges and preferences of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as stated in the Restated Articles.

(ii)                                  Common Stock.  135,000,000 shares of Common Stock, of which 8,226,236 shares are issued and outstanding.

(iii)                               Valid Issuance.  The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and non-assessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”), and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(iv)                              Other Rights.  Except for (A) the conversion privileges of the Preferred Stock, (B) the rights provided in the Amended and Restated Investors’ Rights Agreement, among the Company and the shareholders party thereto (the “Investors’ Rights Agreement”), (C) the right of first negotiation set forth in Section 4.2(b) of the Stock Purchase Agreement between the Company and Vilmorin & Cie dated April 30, 2010; (D) the engagement letter between the Company Piper Jaffray that contemplates a private placement of up to US$30 million in equity securities of the Company; and (E) currently outstanding options to purchase 14,731,870 shares of Common Stock granted to employees and other service providers pursuant to the Arcadia Biosciences, Inc. 2006 Stock Plan (the “Stock Plan”), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from or by the Company of any shares of its capital stock.  The Company has reserved an aggregate of 18,000,000 shares of Common Stock for issuance upon exercise of options or restricted stock purchase awards pursuant to the Stock Plan.  Except for certain provisions relating to the election of directors pursuant to the Investors’ Rights Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any Persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company.

(g)                                  No Conflicts, Defaults, etc.  The execution, delivery and performance of this Agreement by the Company does not (i) conflict with or result in a violation of any of the

Charter Documents, or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including (assuming the accuracy of the representations and warranties of the Subscriber) the United States federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.  No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a material default under any material agreements of the Company or in any material license, permit or authorization to which the Company or any subsidiary is a party or by which any of them may be bound.

(h)                                 No Consents.  Except for requisite notices to the Securities and Exchange Commission (“SEC”) and under any applicable state “blue sky” laws, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, notice or filing with, any federal, state, local or foreign governmental authority, agency or regulatory body on the part of the Company is required in connection with its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(i)                                     Absence of Litigation; Compliance with Laws.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Subsidiary or any of its directors or officers in their capacities as such.  Neither the Company nor the Subsidiary is a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.  The Company and the Subsidiary have been since the respective date of their incorporation, and are, in compliance in all material respects with all laws and regulations applicable to them, their properties or assets and have not received any written notice of any violation with respect to any laws or regulations.

(j)                                    Dividends and Distributions; Indebtedness; Material Agreements.

(i)                                     Since December 31, 2012, and except as expressly set forth on Schedule 5(j), there has been no material adverse change in the condition, financial or otherwise, of the Company and the Subsidiary taken as a whole or in their assets, liabilities, properties, profits, results of operations or business, or material loss, destruction or damage to any property of the Company or the Subsidiary, and the Company has not (i) declared, set aside or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred outside the ordinary course of business any indebtedness for money borrowed or incurred any other liabilities individually in excess of Twenty-Five Thousand Dollars (US$25,000) or in excess of One Hundred Thousand Dollars (US$100,000) in the aggregate, other than the Existing Notes (as defined below) and that certain promissory note dated August 7, 2013 in the principal amount of $2,000,000 issued to the William C. Lewis Trust (the “Lewis Note”), (iii) made any loans or advances to any Person, other than ordinary advances to employees for travel expenses, (iv) except for the Company’s negative pledge described in the Lewis Note, sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory for fair value in the ordinary course of business or (v) acquired or disposed of any assets (or any contract or arrangement therefor), or entered into any material transaction otherwise than for fair value in the ordinary course of business.  For the purposes of this Section 5(j), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(ii)                                  The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(k)                                 Governmental Approvals.  No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality, domestic or foreign, under laws and regulations thereof is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, or the issuance, sale and delivery of the Securities.

(l)                                     Real Property; Tangible Assets.  The Company does not own any real property.  The Company and the Subsidiary have good title to their assets and good title to all leasehold estates, in each case, as are necessary for the operations of the Company and the Subsidiary as now conducted and as presently contemplated to be conducted.

(m)                             Condition of Properties.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and the Subsidiary are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used and are presently contemplated to be used, are adequate and sufficient, in all material respects, for the Company’s or the Subsidiary’s business as now conducted and as presently contemplated to be conducted and conform in all material respects with all applicable ordinances, regulations and laws.

(n)                                 Intellectual Property Rights.

(i)                                     Subscriber acknowledges that Company has provided to Subscriber a schedule of intellectual property rights that sets forth all of the patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, registered copyrights and plant variety protection certificates, and all applications for such that are owned by or registered in the name of the Company or the Subsidiary, or of which the Company or the Subsidiary is a licensor or licensee and for which the Company or the Subsidiary has the right to control prosecution and maintenance of the same.  The Company has good and valid title to, and owns free and clear of all liens, or has the exclusive license to use, sell, transfer, license, and sublicense, and has the right to bring actions for the infringement of, all of the Intellectual Property Rights listed on such schedule (the “Company IP Rights”).  With respect to each item of the Company IP Rights that is licensed to the Company or the Subsidiary: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect and (ii) neither the Company, the Subsidiary nor, to the knowledge of the Company, any other party to such license, sublicense or other agreement, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(ii)                                  All Company IP Rights are valid and in full force and effect, and no claim is pending or, to the Company’s knowledge, threatened to the effect that any of the Company’s IP Rights are invalid or unenforceable by the Company or that contests the Company’s ownership rights in or license rights to use the Company IP Rights, and there is no reasonable basis for such claim.  Neither the present nor proposed use of the Company IP Rights violates or infringes or, to the Company’s knowledge, will violate or infringe any rights of any third party including, without limitation, any Intellectual Property Rights of any third party, or any license or other agreement to which the Company or the Subsidiary is a party, and the Company has not received any notice or other claim from any Person asserting any such violation or infringement, nor, to the Company’s knowledge, is there any reasonable basis for any such notice of claim.  The Company is not aware of any infringement by others of any Company IP Rights or any violation of the confidentiality of any of its proprietary information.

(iii)                               The Company has taken all reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights, including the Company IP Rights.  All present and former officers, employees, consultants and independent contractors of the Company have executed a non-disclosure and assignment of inventions agreement sufficient to protect the confidentiality and value of the Company IP Rights and to vest in the Company exclusive ownership of such Company IP Rights, and all such agreements are valid and enforceable and in full force and effect and no such officers, employees, consultants and independent contractors have contested the ownership of any such Company IP Rights by Company and, to the Company’s knowledge, there is no reasonable basis for such contesting of ownership rights.

(iv)                              For purposes of this Agreement, “Intellectual Property Rights” means all intellectual property, including all:

(A)                               patents, pending applications for patents, and rights to apply for patents in any part of the world;

(B)                               copyrights, design rights, Internet domain names, and database rights, whether registered or unregistered, and software;

(C)                               pending trademark and service mark applications, registered trademarks and service marks, registered designations of origin, unregistered trademarks and service marks, including common law trademarks and service marks, rights to trade dress and company names, and in each case with any and all associated goodwill;

(D)                               plant breeders’ rights, including all plant variety protection certificates, and any applications for plant breeders’ rights in any part of the world;

(E)                                genetic material;

(F)                                 inventions and related improvements, if any, processes, designs, formulae, trade secrets, know-how, industrial models, non-public technical and business information, manufacturing, engineering and technical drawings, and product specifications, if any;

(G)                               reissues, divisions, continuations, continuations-in-part, renewals, extensions and registrations or foreign counterparts of any of the foregoing; and

(H)                              rights to claim priority, reciprocity, or national treatment in the United States or any other country based on the foregoing.

(o)                                 Proprietary Information of Third Parties.

(i)                                     No third party has claimed or, to the knowledge of the Company, has reason to claim that any Person currently or formerly employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-disclosure, invention or similar agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.  No third party has requested information from the Company that suggests that such a claim might be contemplated.  To the knowledge of the Company, no Person currently or formerly employed by or affiliated with the Company has (a) employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer or (b) violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture, license or sale of any product or proposed product or the development, license or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation.  The Company is not making unlawful use of any confidential information or trade secrets of any current or former officers, employees, consultants or independent contractors of the Company.  To the Company’s knowledge, none of the execution or delivery of this Agreement, or the carrying on of the Business of the Company by any officer, director, employee, consultant or independent contractor of the Company, or the conduct or proposed conduct of the Business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any non-competition, non-disclosure, inventions or similar agreement under which any such Person is obligated.  At no time during the conception or reduction of any of the Company IP Rights was any developer, inventor or other contributor to such Company IP Rights operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or, to the knowledge of the Company, subject to any employment, invention assignment, non-disclosure or similar agreement or other obligation with any third party, in each case that could materially adversely affect the Company IP Rights or otherwise have a material adverse effect on the Company.

(ii)                                  To the Company’s knowledge, the Company’s transmission, reproduction, use, display or modification (including framing, and linking web site content) or other practices do not infringe or violate any proprietary or other right of any other Person and, to the Company’s knowledge, no claim relating to such infringement or violation is threatened or pending.

(iii)                               The Company and the Subsidiary own or have valid licenses to use, reproduce, modify, distribute and sublicense all copies of the operating and applications computer software programs and databases used by the Company and the Subsidiary (the “Software”), and neither the Company nor the Subsidiary has sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof.  To the knowledge of the Company, none of the Software used by the Company or the Subsidiary, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, to the knowledge of the Company, no claim, suit, action or other proceeding with respect to any such infringement or violation is threatened or pending.  The Company and the Subsidiary have taken the steps reasonably necessary to protect its right, title and interest in and to the Software, including, without limitation, the execution of appropriate confidentiality agreements.

(p)                                 Transactions with Affiliates.  Except as set forth in Schedule 5(p) hereto, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or employees, or any affiliate or family members thereof.  All of the agreements identified on Schedule 5(p) hereto were entered into by the Company in good faith and are on terms no less favorable to the Company than those that the Company could have obtained from non-affiliates.  To the Company’s knowledge after reasonable inquiry, except as set forth in the Amended and Restated Investors’ Rights Agreement (listed on Schedule 5(p)), there exist no agreements among shareholders of the Company to act in concert with respect to their voting or holding of Company securities.

(q)                                 Financial Statements.

(i)                                     The draft consolidated financial statements of the Company and the Subsidiary as of and for the year ended December 31, 2012, for which the audit has not yet been completed, and the unaudited consolidated financial statements of the Company and the Subsidiary as of and for the six months ended June 30, 2013 have been provided to Subscriber prior to Closing and fairly present the consolidated financial position of the Company and Subsidiary as at the dates thereof, and the related consolidated statements of income, retained earnings and changes in financial position for the fiscal periods ended on such dates fairly present the consolidated results of operations and changes in financial position of the Company and Subsidiary for the respective periods indicated.  All such financial statements including the schedules and notes thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied consistently throughout the periods involved.  The books and accounts of the Company are correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the Company.

(ii)                                  The Company has established or is in the process of establishing a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(r)                                    Tax Matters.  There are no federal, state, county or local taxes due and payable by the Company or the Subsidiary that have not been paid. The Company and the Subsidiary have duly filed all federal, state, county and local tax returns required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(s)                                   Employee Benefit Plans.  All “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other employee benefits and all other employee benefit arrangements, policies or payroll practices, including, without limitation, any arrangement, policy or payroll practices providing severance pay, bonuses, commissions, profit-sharing, savings, incentive, change of control, parachute, stock purchase, stock options, insurance, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or the Subsidiary or under which the Company or the Subsidiary has any obligation or liability (each, a “Benefit Arrangement”), are and have been maintained and administered in all material respects in accordance with their express terms and with the requirements of applicable law.  The Company’s payment to current or former employees pursuant to the Benefit Arrangements are and have been fully deductible under the Code.

(t)                                    Environmental Matters.  The operations of the Company through the date hereof would not reasonably be expected to result, either individually or in the aggregate, in any material claim or proceeding alleging liability for (i) pollution or contamination of the air, surface water, groundwater or land; (ii) waste generation, handling, treatment, storage, disposal or transportation; or (iii) handling, treatment, storage, disposal or transportation of or exposure to any chemicals, materials or substances that are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or toxic or as a pollutant or contaminant under any applicable law (“Hazardous Materials”).  To the Company’s knowledge, (i) there are no underground storage tanks on any real property leased or otherwise utilized by the Company that are not properly registered or permitted under applicable laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Materials and (ii) there are no asbestos containing materials or PCBs on any real property leased or otherwise utilized by the Company.

(u)                                 Disclosure.  The Company has provided Subscriber with all information requested by Subscriber in connection with Subscriber’s decision to purchase the Note and the Warrant, including all information the Company reasonably believes is necessary to make such investment decision.  To the best of Company’s knowledge and belief, neither this Agreement, the Schedules and Exhibits hereto, nor any other document or certificate delivered by the Company to Subscriber or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the best of Company’s knowledge and belief, there is no fact which materially and adversely affects, or which in the future may (so far as the Company can reasonably foresee) materially and adversely affect, the business, properties, operations, condition (financial or otherwise), intellectual property rights, prospects or affairs of the Company (except for general economic conditions which are beyond the control of the Company), which has not been expressly set forth in this Agreement or otherwise disclosed to Subscriber, including the Schedules and Exhibits hereto.

(v)                                 Offering.  Subject to the truth and accuracy of Subscriber’s representations and warranties set forth in this Agreement, as of the date hereof, the offer, sale and issuance of the Securities to Subscriber as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and do not require registration or qualification under any applicable state blue sky or securities laws.  Neither the Company nor any agent on its behalf has solicited or shall solicit any offer to sell or has offered to sell or shall offer to sell all or any part of the Securities to any Person so as to bring the sale of such Securities by the Company within the registration provisions of the Securities Act or any state securities laws.

6.                                      Covenants.

(a)                                 Subordination of Existing Notes to Subscriber’s Note.  The Company will obtain, not later than September 30, 2013, a subordination agreement from that Company shareholder currently holding Company promissory notes in the principal amount of approximately US$8.5 million (the “Existing Notes”), confirming that the Note issued to Subscriber under this Agreement will be senior with respect to priority and payment to the Existing Notes in substantially the form attached hereto as Exhibit C (the “Subordination of Existing Notes Agreement”).

(b)                                 Senior Indebtedness; Subordination of Subscriber’s Note to Senior Indebtedness(i).  To the extent that the Company determines in its good faith discretion that the timing of receipt of the amounts Subscriber advances to the Company pursuant to the Notes issued to Subscriber under this Agreement are insufficient to meet the Company’s capital needs, or such advances are otherwise untimely or delayed by Subscriber, the following shall apply:

(i)                                     Senior Indebtedness.  The Company shall be entitled to incur indebtedness for money borrowed by the Company (whether or not secured) from one or more banks, commercial finance lenders, equipment lenders, insurance companies, financial institutions or other qualified investors (together with the Lewis Note, the “Senior Indebtedness”), and any such indebtedness or any debentures, notes, or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.  At or before the Closing, Subscriber shall execute a subordination agreement in substantially the form attached hereto as Exhibit D (the “Subordination of Mahyco Note Agreement”) confirming that the Note issued to Subscriber under this Agreement will be junior with respect to priority and payment to the Senior Indebtedness, except with respect to the Subscriber Settlement Right (as defined below), which shall be senior to the Senior Indebtedness.

(ii)                                  Subscriber Settlement Right.  The “Subscriber Settlement Right” means Subscriber’s right from time to time to demand immediate settlement of a portion of the outstanding balance of the Note (including outstanding unpaid interest), the amount of which will be agreed upon by the Company and Subscriber prior to such settlement (“Settlement Amount”).  In order to exercise the Subscriber Settlement Right, Subscriber must first provide written notice to the Company for payment under the Settlement Right, which notice shall set forth the Settlement Amount required to be paid by the Company to the Subscriber under the Note (the “Subscriber Notice”).  Within thirty (30) days of receipt by the Company of the Subscriber Notice, the Company shall pay the Settlement Amount to Subscriber as settlement of a portion of the Note.

(c)                                  Company Right to Prepay Note.  The Company has the right to make accelerated repayment of the Note (including interest) in full or in part, by giving at least ninety (90) days’ notice to Subscriber.  Subscriber may, at its option, on or prior the expiration of such 90-day notice period, elect to exercise its right to convert all or part of the outstanding balance of the Note (including outstanding unpaid interest) into Common Stock as described in Section 6(d) below.

(d)                                 Subscriber’s Right to Convert Note.  At any time and from time to time prior to maturity and the pre-payment of the Note in accordance with Section 6(c) above, Subscriber has the right to convert all or any part of the outstanding balance of the Note (including outstanding unpaid interest), into that number of shares of Common Stock of the Company determined by dividing the outstanding balance of the Note (including outstanding unpaid interest) being converted by US$4.13 (the “Conversion Rate”), and the Company shall duly comply.

(e)                                  Subscriber’s Right to Provide Further Financing.  The parties hereby agree that, during the 5-year period following the Closing, notwithstanding anything to the contrary contained in this Agreement, Subscriber shall have the right, in its discretion, to extend an additional convertible loan in amount(s) not exceeding US$5,000,000 (in such tranches as Subscriber deems appropriate) to the Company, on the same terms as the initial Note issued pursuant to this Agreement, except that:

(i)                                     Such additional loan shall not have any warrant coverage;

(ii)                                  Such additional loan will be:

(A)                               Expressly subordinated in right of priority and payment to the priority and payment of all Company indebtedness existing at the time such additional loan is funded to the same extent that the Existing Notes are subordinated in right of priority and payment to the Note issued to Subscriber pursuant to this Agreement, and Subscriber agrees to execute and deliver to the lender of any such Company indebtedness a subordination agreement in substantially the form of the Subordination of Mahyco Note Agreement, except that such additional loan shall be junior to such Company indebtedness; and

(B)                               Senior (to the same extent that the Note issued to Subscriber pursuant to this Agreement is senior to the Existing Notes) to all Company indebtedness incurred by the Company after such additional loan is funded.

(iii)                               The parties hereby agree that the Conversion Rate for such additional loan shall be:

(A)                               If Subscriber exercises this right during the first 3 years of the 5-year period following the Closing, the Conversion Rate set forth in Section 6(d) above; and

(B)                               If Subscriber exercises this right during the last 2 years of the 5-year period following the Closing, instead of the Conversion Rate set forth in Section 6(d) above, Subscriber shall have the right to convert all or any part of the outstanding balance of such additional loan (including outstanding unpaid interest), into Common Stock at a conversion price per share equal to 90% of the purchase price per Common Stock equivalent issued in the then-most recent, arms’-length equity funding transaction of at least US$1,000,000 consummated by the Company (excluding issuance(s) of convertible debt).

(f)                                   Confidentiality.  Subscriber agrees to keep confidential the existence and the terms and conditions of this Agreement and any information Subscriber receives from the Company pursuant to this Agreement other than information that (i) has been voluntarily disclosed to the general public by the Company or its affiliates, (ii) has been independently developed and disclosed to the general public by others through lawful means, or (iii) otherwise enters the public domain through lawful means; provided, however, Subscriber may disclose such information (A) to its attorneys, accountants and other professionals and representatives to the extent necessary or appropriate in connection with its investment in the Company, (B) to any affiliate of Subscriber (including, without limitation, partners, members and directors), so long as such affiliate agrees to be bound by the provisions of this Section 6(f), and (C) subject to prior consent of the Company, to any other holder of Company securities or any other person or entity.

(g)                                  Further Assurances.  Subsequent to the Closing, each party shall take such further action as the other party reasonably requests to effect the provisions of this Agreement.

(h)                                 Adjustment to Conversion Shares.  In case the Company takes any of the following actions while the Note and the Warrant remain outstanding, the number and kind of Conversion Shares and Warrant Shares (as the case may be) will be subject to adjustment as follows:

(i)                                     Dividends.  In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution with respect to the Common Stock payable in securities of the Company or other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that, upon conversion of the Warrant and/or amount then outstanding under the Note, Subscriber shall receive, in addition to the number of shares of Common Stock receivable upon conversion thereof, the number of securities or such other assets of the Company which Subscriber would have received had such Warrant and/or amount (as the case may be) been converted into Common Stock immediately prior to the consummation of such event and had Subscriber thereafter, during the period from the date of such event to and including Subscriber’s conversion of the Warrant and/or Note, retained such securities or such other assets receivable by them during such period, subject to further adjustment as provided in this Section 6(h).

(ii)                                  Capital Reorganization or Reclassification.  If the Common Stock issuable upon the conversion of the Warrant and/or Note shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6(h)(i)), or a merger, consolidation or sale of all or substantially all of the Company’s capital stock or assets to any other person), then and in each such event Subscriber shall have the right thereafter to convert the Warrant and/or the then outstanding amount under the Note (or portion thereof) into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change which Subscriber would have received if such amount had been converted into Common Stock immediately prior to the consummation of such reorganization, recapitalization, reclassification or change, subject to further adjustment as provided in this Section 6(h).

(iii)                               Certificate as to Adjustments; Notice by Company.  In each case of an adjustment or readjustment of the Conversion Shares and/or Warrant Shares (as the case may be), the Company at its expense will furnish Subscriber with a certificate prepared by the Treasurer or Chief Financial Officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(iv)                              No Issuance of Fractional Conversion Share.  No fraction of a Conversion Share and/or Warrant Share (as the case may be) or scrip representing a fraction of a Conversion Share and/or Warrant Share (as the case may be) shall be issued upon conversion of the Note and/or Warrant (as the case may be).  Instead, any fraction of a Conversion Share and/or Warrant Share (as the case may be)  that would otherwise be issuable upon conversion of the Note and/or Warrant (as the case may be) shall be rounded up to the next whole Conversion Share and/or Warrant Share (as the case may be) issuable upon the conversion of the Note and/or Warrant (as the case may be).  With respect only to Conversion Shares, the determination as to whether any fraction shall be rounded up shall be made with respect to the aggregate principal and interest balance of the Note being converted at any one time.

(v)                                 Partial Conversion.  In the event some but not all of the outstanding balance of the Note and/or Warrant (as the case may be) is converted, the Company shall execute and deliver to Subscriber, at the expense of the Company, a new Warrant representing the number of Warrant Shares outstanding and/or a new Note representing the principal and interest balance of the Note that was not converted (as the case may be).

(vi)                              Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Warrant and the Note, such number of its shares of capital stock as shall from time to time be sufficient to effect the conversion of all the amount then outstanding under the Warrant and the Note, and if at any time the number of authorized but unissued shares of capital stock shall not be sufficient to effect the conversion of the Warrant and the amount then outstanding under the Note in their entirety, the Company shall take such action as may be necessary to increase its authorized but unissued shares of capital stock to such number of shares of capital stock as shall be sufficient for such purpose.

7.                                      Information Rights.  As long as Subscriber continues to own the Note, the Warrant, any Conversion Shares or any Warrant Shares, Subscriber shall be entitled to receive, and the Company shall provide to Subscriber, at the times specified, the following:

(a)                                 as soon as practicable, but in any event within ninety (90) days of the end of each of the first three quarters of the fiscal year, an unaudited consolidated profit or loss statement of the Company such fiscal quarter;

(b)                                 as soon as practicable, but in any event within ninety (90) days of the end of each fiscal year, a consolidated balance sheet of the Company as of the end of each fiscal year and the related consolidated statements of income, shareholders’ equity, and cash flows for each fiscal year, prepared in accordance with GAAP and, if audited, accompanied by the audit report of the Company’s independent public accountants;

(c)                                  promptly upon sending, making available, or mailing the same, all press releases, reports, and financial statements that the Company sends or makes available generally to its shareholders;

(d)                                 promptly after the commencement thereof, notice of all actions suits, claims, proceedings, investigations, and inquiries that are likely to materially and adversely affect the Company;

(e)                                  promptly after receipt thereof, notice of all “Events of Default” under any material financial obligation to which the Company or any wholly-owned subsidiary is a party, including all Senior Indebtedness;

(f)                                   promptly after Board approval thereof, copies of all amendments to the Company’s Charter Documents; and

(g)                                  promptly, from time to time, such other material information regarding the business, financial condition, operations, property or affairs of the Company as Subscriber may reasonably request.

8.                                      Miscellaneous.

(a)                                 Notice.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express or similar overnight delivery or courier service or delivered by facsimile or e-mail transmission to whom it is to be given, if to the Company, at the address set forth on the first page hereof, if to Subscriber, at the address set forth on the signature page hereof, or in either case, to such other address, facsimile number, or e-mail address as the party shall have furnished in writing in accordance with the provisions of this Section 8(a).  Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 8(a).  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party address which shall be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 8(a) shall be deemed given at the time of receipt thereof.

(b)                                 Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Company, and the permitted successors, assigns, heirs and personal representatives of Subscriber.  Absent the prior written consent of the Company, Subscriber may not assign this Agreement, the Note or the Warrant to any person or entity other than to affiliates of Subscriber (including, without limitation, partners, members and directors).

(c)                                  Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(d)                                 Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, irrespective of any conflict of laws provision thereof.

(e)                                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)                                   Entire Agreement; Amendment, Modification or Waiver.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and all agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements have been made by any of the parties except as expressly set forth herein and therein.  The terms of this Agreement may be amended, modified or waived only upon the written consent of the Company and Subscriber, and any amendment effected in accordance with this Section 8(f) shall be binding on the Company and Subscriber, and its successors and assigns.

(g)                                  Expenses.  The Company and Subscriber shall each bear their own expenses incurred on their own behalf with respect to this Agreement and the transactions contemplated hereby.

(h)                                 Arbitration.  If the parties should have a dispute arising out of or relating to the Transaction Documents, or the parties’ respective rights and duties thereunder, then the parties will resolve such dispute in the following manner:  (i) either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue(s) for which such notice initiates the dispute resolution mechanism contemplated by this Section 8(h); (ii) during the thirty (30) day period following the delivery of the notice described in Section 8(h), appropriate representatives of the various parties will meet and seek to resolve the disputed issue(s) through negotiation, (iii) if representatives of the parties are unable to resolve the disputed issue(s) through negotiation, then within fifteen (15) days after the period described in Section 8(h), either party may file an arbitration demand with the American Arbitration Association (“AAA”) for final and binding arbitration (to the exclusion of a court of law) in Arizona in accordance with the then existing Commercial Arbitration Rules (the “Rules”) of the AAA, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be as set forth in Section 8(d).  In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a panel of three arbitrators (unless the Company and Subscriber mutually agree to a single arbitrator, in which case there shall be a single arbitrator) who shall be appointed by mutual agreement of the Company and Subscriber.  In the event of the failure of the Company and Subscriber to agree within forty-five (45) days after the commencement of the arbitration proceeding upon the appointment of panel of arbitrators (three or one), the panel shall be appointed in accordance with the Rules.  Upon the completion of the selection of the panel, an award or decision shall be rendered as soon as practicable.  Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the U.S. District Court for the District of Arizona.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 27, 2013.

THE COMPANY:

ARCADIA BIOSCIENCES, INC., an Arizona corporation

By:	/s/ Eric J. Rey
Name:	Eric J. Rey
Title:	President & CEO
Address:	4222 E Thomas Rd, Suite 245
Phoenix, AZ 85018

Facsimile: (530) 756-7027
E-mail: eric.rey@arcadiabio.com

SUBSCRIBER:

MAHYCO INTERNATIONAL PTE LTD.

By:	/s/ Raju Barwale
Name:	Raju Barwale
Title:	Director
Address:

Facsimile:
E-mail:

[Signature Page to Note and Warrant Purchase Agreement]

Schedules:

A                                   Schedule of Exceptions

•                  Schedule 1(b) — Arcadia Wire Transfer Information

•                  Schedule 5(d) — Subsidiaries

•                  Schedule 5(j) — Dividends and Distributions; Indebtedness; Material Agreements

•                  Schedule 5(p) — Transactions with Affiliates

Exhibits:

A                                       Form of Convertible Promissory Note

B                                       Form of Stock Purchase Warrant

C                                       Form of Subordination of Existing Notes Agreement

D                                       Form of Subordination of Mahyco Note Agreement

SCHEDULE A

SCHEDULE OF EXCEPTIONS

These Schedules are being delivered pursuant to the Note and Warrant Purchase Agreement, dated September         , 2013 (the “Agreement”) by and between Arcadia Biosciences, Inc. (the “Company”), and Mahyco International Pte Ltd. (“Mahyco”).  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Agreement, unless the context otherwise requires.

The representations and warranties of the Company set forth in Section 5 of the Agreement are made and given subject to these Schedules and are qualified in their entirety hereby.  The representations and warranties made by the Company in the Agreement are exclusive and the Company makes no representations or warranties whatsoever except as set forth in the Agreement.  These Schedules should be read in their entirety.

In addition, these Schedules are subject to the following terms and conditions:

1.                                      All references to Section numbers are to Sections of the Agreement, unless otherwise stated or the context otherwise requires.

2.                                      The headings and descriptions of representations, warranties, and covenants herein are for descriptive purposes and convenience of reference only and should not be deemed to affect such representations, warranties, or covenants or to limit the exceptions made hereby or the provisions hereof.

SCHEDULE 1(b)

Arcadia Biosciences Wire Transfer Instructions

Wells Fargo Bank, NA.

8601 N. Scottsdale Road, Suite 150

Scottsdale, AZ  85253

Account Title:  Arcadia Biosciences, Inc.

SWIFT CODE:  [...*...]

Account Number:  [...*...]

Account Type:  Savings

FIN:  [...*...]

Bank Contact Name:  Jaimee Pascale

Bank Contact Number:  (480) 348-4397

Email:  jaimee.l.pascale@wellsfargo.com

SCHEDULE 5(d)

Subsidiaries

Entity	Legal Relationship	Comments
Limagrain Cereal Seeds, LLC	Joint venture with Limagrain USA, Inc., a wholly-owned subsidiary of Vilmorin & Cie	Minority ownership interest
Verdeca LLC	Joint venture with Bioceres, Inc., a wholly-owned subsidiary of Bioceres S.A.	50% ownership interest
Bioceres S.A.	Shareholder	Arcadia owns 632 shares of Bioceres S.A. common stock

SCHEDULE 5(j)

Dividends and Distributions; Indebtedness; Material Agreements

Entity	Title	Date	Description
Farnam Street Financial, Inc.	Equipment Lease	4/1/2013; amended 7/1/2013	Lease for laboratory equipment; 18 month term (from 7/1/2013); total payments US$125,000

SCHEDULE 5(p)

Transactions with Affiliates

Entity	Title	Date	Description
Blue Horse Labs, Inc.	Sponsored Research & Development Agreement	1/1/2003	Agreement under which BHL provided funding for certain research activities
Blue Horse Labs, Inc.	Intellectual Property License	1/1/2003; amended 8/1/2009	Exclusive license of certain patent assets wholly developed with BHL funding from Sponsored R&D Agreement
Moral Compass Corporation	Agreement for the Purchase and Sale of Stock	2/26/2010	Purchase of 642,857 shares of Company common stock
Moral Compass Corporation	Series A Preferred Stock Purchase Agreements	1/15/2007; 6/29/2007; 4/9/2008; 7/24/2008	Purchase of 60,681,806 shares of Company Series A Preferred stock
Moral Compass Corporation	Series B Preferred Stock Purchase Agreement	6/30/2009	Purchase of 15,391,005 shares of Company Series B Preferred stock
Moral Compass Corporation	Series C Preferred Stock Purchase Agreement	10/14/2009	Commitment to Purchase 9,345,794 shares of Company Series C Preferred stock
Moral Compass Corporation	Amended and Restated Investors’ Rights Agreement	4/30/2010	Investors’ Rights Agreement
Moral Compass Corporation	Loan Agreement	7/23/2012	US$8,000,000 loan; 3 year term
Moral Compass Corporation	Short-Term Loan Agreement	7/18/2013	US$500,000 loan; 3 month term
Verdeca LLC	Technology Licenses	2/28/2012	Contractual commitment to grant certain technology licenses to Verdeca LLC for utilization in soybeans; reciprocal commitment from joint venture partner

Note:  Agreements with Moral Compass Corporation having effective dates prior to July 23, 2012 were executed under prior legal names of Moral Compass Corporation, i.e., Moral Hazard Corporation and Exeter, Inc.

EXHIBIT A

[Form of Convertible Promissory Filed as Exhibit 4.5]

EXHIBIT B

[Form of Stock Purchase Warrant attached]

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE AVAILABILITY OF WHICH EXEMPTION MUST BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY. THE TRANSFER OF THIS INSTRUMENT IS RESTRICTED AS DESCRIBED HEREIN.

Issue Date: September    , 2013

STOCK PURCHASE WARRANT

ARCADIA BIOSCIENCES, INC.

This Warrant is issued, for value received, to Mahyco International Pte Ltd., a company formed under the laws of Singapore (“Holder”), by Arcadia Biosciences, Inc., an Arizona corporation (“Company”), pursuant to that certain Note and Warrant Purchase Agreement between Company and Holder dated September     , 2013 (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

l.                                          Purchase of Shares. Subject to the terms and conditions as hereinafter set forth, the Holder of this Warrant is entitled, upon surrender of this Warrant to the Company, to purchase from the Company up to 302,665 shares of the Company’s Common Stock (the “Exercise Stock”).

2.                                      Exercise Period. The purchase price for each share of Exercise Stock subject to this Warrant will be equal to US$4.13 per share (the “Exercise Price”).

3.                                      Exercise Period. This Warrant shall immediately vest on the Issue Date stated above and remain exercisable until and including the fifth anniversary of the Issue Date.

4.                                      Method of Exercise: Expenses.

(a)                                 While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, and from time to time, the purchase rights evidenced hereby. Such exercise will be effected by:

(i)                                     the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Secretary of the Company at its principal offices; and

(ii)                                  the payment to the Company in cash or check of an amount equal to the aggregate Exercise Price for the number of shares of Exercise Stock being purchased.

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(b)                                 The Company will pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of this Warrant and the Exercise Stock.

(c)                                  Each exercise of this Warrant will be deemed to have been effected immediately prior to the close of business on the day on which this Warrant will have been surrendered to the Company as provided in Section 4(a) above. At such time, the person or persons in whose name or names any certificates for the shares of Exercise Stock will be issuable upon such exercise will be deemed to have become the Holder or holders of record of the Exercise Stock represented by such certificates.

(d)                                 If this Warrant is exercised in part only, the Company shall, if this Warrant is surrendered for cancellation, execute and deliver a new Warrant of the same tenor evidencing the right of the Holder to purchase the balance of the Exercise Stock hereunder upon the same terms and conditions as herein set forth.

5.                                      Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of shares of Exercise Stock so purchased will be issued as soon as practicable thereafter, and in any event within 10 business days of the delivery of the subscription notice.

6.                                      Valid Issuance of Shares. The Company covenants that: (i) it will at all times keep reserved for issuance upon exercise hereof such number of shares of Exercise Stock as will be issuable upon such exercise, and (ii) the shares of Exercise Stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and preemptive or similar rights with respect to the issuance thereof.

7.                                      Adjustment of Exercise Price and Type and Number of Shares.

(a)                                 The Exercise Price and the number and kind of shares of Exercise Stock (or other securities) purchasable hereunder will be subject to adjustment as follows: In case the Company will at any time prior to the expiration of this Warrant, (i) pay a dividend or make a distribution on the outstanding shares of Exercise Stock, (ii) subdivide the outstanding shares of Exercise Stock into a larger number of shares of Exercise Stock, (iii) combine the outstanding shares of Exercise Stock into a smaller number of shares of Exercise Stock, or (iv) issue any equity interest in a reclassification of Exercise Stock, then, and in each such case, the Exercise Price and number of shares of Exercise Stock (or other securities) purchasable hereunder in effect immediately prior to such event will be adjusted (and any other appropriate actions will be taken by the Company) so that the Holder of this Warrant will be entitled to receive, for the same aggregate consideration, the number of shares of Exercise Stock or other securities of the Company that the Holder would have owned or been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event with respect to any unexercised portion of this Warrant. Any adjustment made pursuant to this Section 7(a) will become effective (x) in the case of any such dividend or distribution, on the date immediately following the close of business on the record date for the determination of Holders of Exercise Stock entitled to receive such dividend or

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distribution or (y) in the case of any such subdivision, combination or reclassification, on the close of business on the day upon which such corporate action becomes effective.

(b)                                 If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to exercise this Warrant as provided in Section 1 prior to the consummation of such Reorganization, and shall receive, in lieu of the Exercise Stock (or other securities) issuable upon such an exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which the Holder is entitled upon the consummation of such Reorganization. The Company shall notify the Holder of its plan to enter into any Reorganization at least thirty (30) days prior to the consummation of such Reorganization and shall make the aforesaid lawful provisions and deliver the aforesaid duly executed documents as soon as possible after providing such notice, but in any event prior to the consummation of such Reorganization. If the Holder elects not to exercise this Warrant prior to consummation of such Reorganization, this Warrant will terminate in its entirety on consummation of such Reorganization. For the purposes of this Section 7(b), the term “Reorganization” shall include without limitation any reclassification, capital reorganization, conversion or change of the Exercise Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Exercise Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

(c)                                  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company will promptly notify the Holder of this Warrant of such event and of the number of shares of Exercise Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

8.                                      No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares will be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company will make a cash payment therefor on the basis of the Exercise Price then in effect.

9.                                      No Stockholder Rights. Prior to exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the shares of Exercise Stock, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon, or be notified of stockholder meetings.

10.                               Transferability. Subject to compliance with applicable federal and state securities laws in the United States, Singapore and any other jurisdiction applicable to Holder, including without limitation the restrictions set forth in Section 4 of the Purchase Agreement, this Warrant and all rights hereunder are transferable in whole or in part by the Holder of this Warrant to any affiliate of the Holder (including, without limitation, partners, members and directors) upon written notice to the Company. Absent the prior written consent of the Company, Holder may

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not assign this Warrant to any other person or entity. In the event of a partial transfer, the Company will issue to Holder and the permitted transferee one or more appropriate new warrants.

11.          Successors and Assigns. The terms and provisions of this Warrant will inure to the benefit of, and be binding upon, the Company and the Holders hereof and their respective successors and permitted assigns.

12.          Amendments and Waivers. Any waiver or amendment of any term of this Warrant must be in writing signed by the Holder and by the Company and will be binding upon any subsequent holder of this Warrant.

13.          Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address as set forth on the books of the Company or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by reputable overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents, and other communications hereunder will be deemed to have been given either (x) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (y) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (z) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

14.          Governing Law. This Warrant will be governed by the laws of the State of Arizona (without giving effect to the conflict of law principles thereof).

THE COMPANY:

Arcadia Biosciences, Inc., an Arizona corporation

By:
Name:	Eric J. Rey
Title:	President & CEO
Address:	4222 E Thomas Rd, Suite 245
Phoenix, AZ 85018

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SUBSCRIPTION

Arcadia Biosciences, Inc., an Arizona corporation

Attention: Corporate Secretary

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to purchase, pursuant to the provisions of the attached Warrant, shares of Exercise Stock of Arcadia Biosciences, Inc., an Arizona corporation

Payment of the exercise price per share required under such Woman accompanies this Subscription.

WARRANT HOLDER:

Name of Holder:

By:
Print Name:
Print Title
Date:

EXHIBIT C

[Form of Subordination of Existing Notes Agreement attached]

SUBORDINATION AGREEMENT

This Subordination Agreement (“Agreement”) dated as of September        , 2013 (“Effective-Date”), is made by Moral Compass Corporation, an Arizona corporation with its principal place of business at 4835 E. Exeter Blvd., Phoenix, AZ 85018, and/or its affiliates and subsidiaries (“Subordinated Creditor”), for the benefit of Mahyco International Pte Ltd., a company formed under the laws of Singapore (“Mahyco”) and the William C. Lewis Trust dated August 1, 1989, William C. Lewis trustee residing at 6525 N. 26th Street, Phoenix, AZ 85016 (“Lewis”). Each of Mahyco and Lewis are referred to herein as “Lender” and, collectively, as “Lenders”).

Subordinated Creditor currently holds unsecured promissory notes issued to it by Arcadia Biosciences, Inc., an Arizona corporation (“Borrower”) in the principal amount of US$8.5 million, plus interest (“Existing Notes”).

Mahyco currently holds or intends to hold unsecured promissory notes evidencing Borrower indebtedness in the aggregate principal amount of up to US$5 million, whether such indebtedness now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor (“Mahyco Notes”).

Lewis currently holds or intends to hold an unsecured promissory note evidencing Borrower indebtedness in the aggregate principal amount of up to US$2 million, whether such indebtedness now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor (“investor Note” and, collectively with Mahyco Notes, the “Senior Debt”).

As a condition to making any loan or extension of credit to Borrower, Lenders have required that the Subordinated Creditor subordinate the payment of Existing Notes and other financial accommodations relating thereto to the payment of Senior Debt in accordance with the terms hereof.

ACCORDINGLY, in consideration of the Senior Debt and other financial accommodations relating thereto made by Lender for the benefit of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subordinated Creditor hereby agrees as follows:

l.                                          Definitions. As used herein, the following terms have the meanings set forth below:

“Borrower Default” means a Default or Event of Default as defined in any agreement or instrument evidencing, governing, or issued in connection with Senior Debt.

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“Subordinated Indebtedness” means all obligations arising under Existing Notes and each and every other debt, liability and obligation of every type and description that Borrower may now or at any time hereafter owe to Subordinated Creditor in connection with the Existing Notes, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor.

2.                                      Subordination. The payment of all Subordinated Indebtedness is hereby expressly subordinated to the extent and in the manner hereafter set forth to the payment in full of Senior Debt.

3.                                      No Principal Payments on Subordinated Indebtedness while Blocking Notice is in Effect. Unless Senior Debt has previously been paid in full, during the period that a Blocking Notice (as defined below) is in effect, Subordinated Creditor shall not demand, receive or accept any payment from Borrower in respect of Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of Subordinated Indebtedness, other than payment of interest, without the prior written consent of the Lender(s) issuing the Blocking Notice. A “Blocking Notice” is a written notice from one or more Lenders to Subordinated Creditor in accordance with paragraph 9 below that a Borrower Default has occurred and is continuing with respect to the Senior Debt. From and after the delivery of a Blocking Notice, Subordinated Creditor is prohibited from demanding, receiving or accepting payment of principal in respect of Subordinated Indebtedness unless and until such Borrower Default is waived in writing by the Lender(s) issuing the Blocking Notice or cured by Borrower. Nothing contained herein shall prevent the Subordinated Creditor from accelerating any Subordinated Indebtedness or receiving or accepting payments in respect of the Subordinated Indebtedness when a Blocking Notice is not in effect.

4.                                      Receipt of Prohibited Payments. If Subordinated Creditor receives any payment on Subordinated Indebtedness that Subordinated Creditor is not entitled to receive under the provisions of this Agreement, Subordinated Creditor will hold the amount so received in trust for Lenders and will forthwith turn over such payment to Lenders in the form received (except for the endorsement of Subordinated Creditor where necessary) for application to then-existing Senior Debt in such manner as Lenders may deem appropriate in compliance with any written subordination agreement by, between or among the Lenders. If Subordinated Creditor exercises any right of setoff that Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, Subordinated Creditor will promptly pay over to Lenders, in immediately available funds, an amount equal to the amount of the claims or obligations offset for application to then-existing Senior Debt in such manner as Lenders may deem appropriate in compliance with any written subordination agreement by, between or among the Lenders. If Subordinated Creditor fails to make any endorsement required under this Agreement, each Lender, through its officers, employees or agents, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for Subordinated Creditor to make such endorsement in Subordinated Creditor’s name.

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5.                                      Bankruptcy and Insolvency. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of Borrower, Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of Borrower in respect of Subordinated Indebtedness and, unless and until Senior Debt has been paid in full, Subordinated Creditor will hold in trust for and will forthwith turn over to Lenders in the form received (except for the endorsement of Subordinated Creditor where necessary) any and all moneys, dividends or other assets received in any such proceedings on account of Subordinated Indebtedness for application to then-existing Senior Debt in such manner as Lenders may deem appropriate in compliance with any written subordination agreement by, between or among the Lenders. If Subordinated Creditor fails to make any endorsement required under this Agreement, each Lender, through its officers, employees or agents, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for Subordinated Creditor to make such endorsement in Subordinated Creditor’s name, with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character; and Subordinated Creditor will execute and deliver to Lenders such other and further powers-of-attorney or instruments as Lenders may request in order to accomplish the foregoing.

6.                                      Restrictive Legend: Transfer of Subordinated Indebtedness. Subordinated Creditor will cause the Existing Notes and all other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof to contain a specific statement thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby. As of the date hereof, Subordinated Creditor is the lawful holder of Existing Notes and has not transferred any interest therein to any other person.

7.                                      Term. This Agreement shall commence on the Effective Date and continue in full force and effect until the Senior Debt is paid in full.

8.                                      No Commitment. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of any Lender to make any future loans or other extensions of credit or financial accommodations to Borrower.

9.                                      Notice. All notices and communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by certified mail, return receipt requested, postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at the address of such party first set forth above, or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) three (3) business days after the date of posting if delivered by mail, or (iii) the next business day after the date sent by overnight courier.

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10.                               Conflict in Agreement. If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between Lenders and Subordinated Creditor.

11.                               No Waiver. No waiver shall be deemed to be made by any Lender of any of its rights hereunder unless the same shall be in writing signed on behalf such Lender, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of such Lender or the obligations of subordinated creditor to such Lender in any other respect at any time.

12.                               Binding Effect: Acceptance. This Agreement shall be binding upon Subordinated Creditor and its successors and assigns and shall inure to the benefit of each Lender and each Lender’s successors and assigns. Notice of acceptance by each Lender of this Agreement or of reliance by each Lender upon this Agreement is hereby waived by Subordinated Creditor.

13.                               Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

14.                               Governing Laws; Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Arizona. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Arizona in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement shall Use venued in either the Superior Court of Maricopa County, Arizona or the United States District Court, District of Arizona.

[Signature Page Follows]

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IN WITNESS WHEREOF, Subordinated Creditor has executed this Agreement as of the Effective Date first above-written.

SUBORDINATED CREDITOR:

Moral Compass Corporation

By:
Print Name:
Print Title:

Acknowledgement by Borrower

The undersigned, being the Borrower referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with each of the Lenders that it shall make no payment on Subordinated Indebtedness that Subordinated Creditor would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Senior Debt, and (v) agrees to mark its books conspicuously to evidence the subordination of Subordinated Indebtedness effected hereby.

Arcadia Biosciences, Inc.

By:
Print Name: Eric J. Rey
Print Title: President & CEO

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EXHIBIT D

[Form of Subordination of Mahyco Note Agreement attached]

SUBORDINATION AGREEMENT

This Subordination Agreement (“Agreement”) dated as of September      , 2013 (“Effective Date”), is made by Mahyco International Pte Ltd., a company formed under the laws of Singapore, and/or its affiliates and subsidiaries (“Subordinated Creditor”), for the benefit of the William C. Lewis Trust dated August l, l989, William C. Lewis trustee residing at 6525 N. 26th Street, Phoenix, AZ 85016 (“Lewis”).

Subordinated Creditor currently holds one or more unsecured promissory notes issued to it by Arcadia Biosciences, Inc., an Arizona corporation (“Borrower”) in the principal amount of US$5 million, plus interest (“Mahyco Notes”).

Lewis currently holds or intends to hold an unsecured promissory note evidencing Borrower indebtedness in the aggregate principal amount of up to US$2 million, whether such indebtedness now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor (“Senior Debt”).

As a condition to making any loan or extension of credit to Borrower, Lewis has required that the Subordinated Creditor subordinate the payment of Mahyco Notes and other financial accommodations relating thereto to the payment of Senior Debt in accordance with the terms hereof.

ACCORDINGLY, in consideration of the Senior Debt and other financial accommodations relating thereto made by Lewis for the benefit of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subordinated Creditor hereby agrees as follows:

1.                                      Definitions. As used herein, the following terms have the meanings set forth below:

“Borrower Default” means a Default or Event of Default as defined in any agreement or instrument evidencing, governing, or issued in connection with Senior Debt.

“Subordinated Indebtedness” means all obligations arising under Mahyco Notes and each and every other debt, liability and obligation of every type and description that Borrower may now or at any time hereafter owe to Subordinated Creditor in connection with the Mahyco Notes, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor.

“Subordinated Creditor Settlement Right” means Subordinated Creditor’s right from time to time to demand immediate settlement of that portion of the outstanding

1

balance of the Mahyco Notes (including outstanding unpaid interest) equal to the dollar amount accruing on or after April 1, 2013 and paid by Subordinated Creditor to Borrower for milestone fees, annual license maintenance fees, research fees, and/or commercial option exercise fees, in each case under any existing agreement between Subordinated Creditor and Borrower, net of any applicable tax withholding.

2.                                      Subordination. The payment of all Subordinated Indebtedness is hereby expressly subordinated to the extent and in the manner hereafter set forth to the payment in full of Senior Debt; provided, however, that the Subordinated Indebtedness shall not be subordinated to the payment of Senior Debt insofar as Subordinated Creditor shall maintain the right to exercise the Subordinated Creditor Settlement Right (defined as “Subscriber Settlement Right” in the Note and Warrant Purchase Agreement between Borrower and Subordinated Creditor relating to the Mahyco Notes).

3.                                      No Principal Payments on Subordinated Indebtedness while Blocking Notice is in Effect. Unless Senior Debt has previously been paid in full, during the period that a Blocking Notice (as defined below) is in effect, Subordinated Creditor shall not demand, receive or accept any payment from Borrower in respect of Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of Subordinated Indebtedness, other than payment of interest, without the prior written consent of Lewis. A “Blocking Notice” is a written notice from Lewis to Subordinated Creditor in accordance with paragraph 9 below that a Borrower Default has occurred and is continuing with respect to the Senior Debt. From and after the delivery of a Blocking Notice, Subordinated Creditor is prohibited from demanding, receiving or accepting payment of principal in respect of Subordinated Indebtedness unless and until such Borrower Default is waived in writing by Lewis or cured by Borrower. Nothing contained herein shall prevent the Subordinated Creditor from accelerating any Subordinated Indebtedness or receiving or accepting payments in respect of the Subordinated Indebtedness when a Blocking Notice is not in effect.

4.                                      Receipt of Prohibited Payments. If Subordinated Creditor receives any payment on Subordinated Indebtedness that Subordinated Creditor is not entitled to receive under the provisions of this Agreement, Subordinated Creditor will hold the amount so received in trust for Lewis and will forthwith turn over such payment to Lewis in the form received (except for the endorsement of Subordinated Creditor where necessary) for application to then-existing Senior Debt in such manner as Lewis may deem appropriate in compliance with any written subordination agreement by Lewis. If Subordinated Creditor exercises any right of setoff that Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, Subordinated Creditor will promptly pay over to Lewis, in immediately available funds, an amount equal to the amount of the claims or obligations offset for application to then-existing Senior Debt in such manner as Lewis may deem appropriate in compliance with any written subordination agreement by Lewis. If Subordinated Creditor fails to make any endorsement required under this Agreement, Lewis, through its officers, employees or agents, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for Subordinated Creditor to make such endorsement in Subordinated Creditor’s name.

5.                                      Bankruptcy and Insolvency. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors,

2

whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of Borrower, Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of Borrower in respect of Subordinated Indebtedness and, unless and until Senior Debt has been paid in full, Subordinated Creditor will hold in trust for and will forthwith turn over to Lewis in the form received (except for the endorsement of Subordinated Creditor where necessary) any and all moneys, dividends or other assets received in any such proceedings on account of Subordinated Indebtedness for application to then-existing Senior Debt in such manner as Lewis may deem appropriate in compliance with any written subordination agreement by Lewis. If Subordinated Creditor fails to make any endorsement required under this Agreement, Lewis, through its officers, employees or agents, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for Subordinated Creditor to make such endorsement in Subordinated Creditor’s name, with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character; and Subordinated Creditor will execute and deliver to Lewis such other and further powers-of-attorney or instruments as Lewis may request in order to accomplish the foregoing.

6.                                      Restrictive Legend: Transfer of Subordinated Indebtedness. Subordinated Creditor will cause the Mahyco Notes and all other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof to contain a specific statement thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby. As of the date hereof, Subordinated Creditor is the lawful holder of Mahyco Notes and has not transferred any interest therein to any other person.

7.                                      Term. This Agreement shall commence on the Effective Date and continue in full force and effect until the Senior Debt is paid in full.

8.                                      No Commitment. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of Lewis to make any future loans or other extensions of credit or financial accommodations to Borrower.

9.                                      Notice. All notices and communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by certified mail, return receipt requested, postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at the address of such party first set forth above, or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) three (3) business days after the date of posting if delivered by mail, or (iii) the next business day after the date sent by overnight courier.

10.                               Conflict in Agreements. If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between Lewis and Subordinated Creditor.

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1l.                                   No Waiver. No waiver shall be deemed to be made by Lewis of any of its rights hereunder unless the same shall be in writing signed on behalf of Lewis, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of Lewis or the obligations of Subordinated Creditor to Lewis in any other respect at any time.

12.                               Binding Effect: Acceptance. This Agreement shall be binding upon Subordinated Creditor and its successors and assigns and shall inure to the benefit of Lewis and Lewis’s successors and assigns. Notice of acceptance by Lewis of this Agreement or of reliance by Lewis upon this Agreement is hereby waived by Subordinated Creditor.

13.                               Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

14.                               Governing Laws: Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Arizona. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Arizona in connection with any controversy related to this Agreement waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement shall be venued in either the Superior Court of Maricopa County, Arizona or the United States District Court, District of Arizona.

[Signature Page Follows]

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IN WITNESS WHEREOF, Subordinated Creditor has executed this Agreement as of the Effective Date first above-written.

SUBORDINATED CREDITOR:

Mahyco international Pte Ltd.

By:
Print Name:
Print Title:

Acknowledgement by Borrower

The undersigned, being the Borrower referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with Lewis that it shall make no payment on Subordinated Indebtedness that Subordinated Creditor would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Senior Debt, and (v) agrees to mark its books conspicuously to evidence the subordination of Subordinated Indebtedness effected hereby.

Arcadia Biosciences, Inc.

By:
Print Name: Eric J. Rey
Print Title: President & CEO

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[Arcadia Biosciences Logo]

October 31, 2013

Directors

Mahyco International Pte Limited

70 Joo Chiat Walk

Singapore, 427130

Dear Sirs,

We, Arcadia Biosciences, Inc. (“Company”) and you, Mahyco International Pte (“Subscriber”) have entered into a Note and Warrant Purchase Agreement dated September 27, 2013 (the “Agreement”), pursuant to which Subscriber will lend to the Company, and the Company will borrow from Subscriber, an amount of up to USD 5,000,000/- (the “Loan”) in accordance with the general terms and conditions set forth therein, including that the Loan will be in the form of one or more convertible promissory notes (the “Note(s)”).

The terms of the Agreement provide at Section 2(b) that the Agreement shall automatically terminate if certain conditions detailed therein are not satisfied and the Closing does not occur on or before October 31, 2013. Pursuant to our discussions concerning your request for an extension of the Closing date by a period of two weeks owing to an administrative delay in the process for effecting the remittance of the Loan, and pursuant to the approval by the Company’s board of such extension, this letter is to confirm that the Closing date as specified in Section 2(b) of the Agreement stands extended to November 15, 2013.

Accordingly, Section 2(b) of the Agreement stands amended in terms of Section 8(f) to the limited extent that the date of October 31, 2013 occurring therein shall now be read as November 15, 2013.

Please sign this as your acknowledgement and agreement to the above extension and amendment, and return the copy to us at your earliest.

ARCADIA BIOSCIENCES, INC.,		MAHYCO INTERNATIONAL PTE LTD.
an Arizona corporation

By:	/s/ Eric J. Rey	By:	/s/ Matthew C. Beckwith
Name:	Eric J. Rey	Name:	Matthew C. Beckwith
Title:	President & CEO	Title:	Director
Address:	4222 E Thomas Rd, Suite 245	Address:
Phoenix, AZ 85018

202 Cousteau Place • Suite 200 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

[Arcadia Biosciences Logo]

November 15, 2013

Directors

Mahyco International Pte Limited

70 Joo Chiat Walk

Singapore, 427130

Re: Letter of Extension dated October 31, 2013 (“LoE”)

Dear Sirs,

This is with reference to the above referred LoE. extending by a period of two weeks the date of Closing provided at Section 2(b) of the Note and Warrant Purchase Agreement dated September 27, 2013 (the “Agreement”) that we, Arcadia Biosciences, Inc. (“Company”) and you. Mahyco International Pte (“Subscriber”) have entered into, pursuant to which Subscriber will lend to the Company, and the Company will borrow from Subscriber, an amount of up to USD 5,000,000/- (the “Loan”) in accordance with the general terms and conditions set forth therein, including that the Loan will be in the form of one or more convertible promissory notes (the “Note(s)”).

Pursuant to our discussions concerning your request for a further extension of the Closing date by a period of forty-six (46) days from November 15, 2013. owing to an unforeseen delay in the process for effecting the remittance of the Loan, and pursuant to the approval by the Company’s Board of such extension, this letter is to confirm that the Closing date as specified in Section 2(b) of the Agreement stands extended to December 31, 2013.

Accordingly, Section 2(b) of the Agreement stands amended in terms of Section 8(f) to the limited extent that the date of October 31, 2013 occurring therein and extended to November 15, 2013 by the LoE, shall now stand further extended to, and be read as, December 31, 2013.

Please sign this as your acknowledgement and agreement to the above extension and amendment, and return the copy to us at your earliest.

ARCADIA BIOSCIENCES, INC.,		MAHYCO INTERNATIONAL PTE LTD.
an Arizona corporation

By:	/s/ Eric J. Rey	By:	/s/ Matthew C. Beckwith
Name:	Eric J. Rey	Name:	Matthew C. Beckwith
Title:	President & CEO	Title:	Director
Address:	4222 E Thomas Rd. Suite 245	Address:
Phoenix, AZ 85018

202 Cousteau Place • Suite 200 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com